NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS SECOND-QUARTER AND SIX-MONTH 2018 RESULTS,
ANNOUNCES NEW DEVELOPMENT PROJECT IN KINGWOOD, TEXAS

AUSTIN, TX, August 9, 2018 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company with multi-family and single-family residential real estate development, real estate leasing, hotel and entertainment businesses in the Austin, Texas area and other select Texas markets, today reported second-quarter 2018 results and a new development project in Kingwood, Texas.
Highlights:

•	In August, completed a series of financing transactions used to purchase a 54-acre tract of land in Kingwood, Texas, for Kingwood Place, a new H-E-B, L.P. (HEB)-anchored, mixed-use project.

•	Obtained project financing and commenced construction of The Saint Mary, a 240-unit luxury garden-style apartment project in the Circle C Community in Austin, Texas.

•	Increased the revolving credit facility with Comerica Bank by 33 percent to $60.0 million and extended the maturity date to June 29, 2020.

•
Sold six developed properties for a total of $6.9 million, including two Amarra Villas townhomes, one condominium at the W Austin Hotel & Residences and three Amarra Drive Phase III lots. Since the end of second-quarter 2018, Stratus closed on the sale of one Amarra Drive Phase III lot for $0.7 million. Two Amarra Villa townhomes and three Amarra Drive Phase III lots are currently under contract.

•
Anchor tenant Moviehouse & Eatery opened in May 2018 at Lantana Place, a mixed-use development in southwest Austin consisting of approximately 320,000 square feet of retail, hotel and office space. Construction of phase one is nearing completion and Stratus has signed leases for a Marriott A/C hotel and approximately 25 percent of the in-line retail space.

•
Leasing reached 80 percent for the retail component of Jones Crossing, an HEB-anchored, mixed-use development in College Station, Texas, and construction of the retail component is nearing completion. The HEB grocery store is currently scheduled to open in September 2018.

•
Robust leasing activity continues at West Killeen Market, a retail development project anchored by a 90,000-square-foot HEB grocery store. As of June 30, 2018, Stratus has executed leases for approximately 70 percent of the 44,000 square feet of tenant leasing space. Stratus intends to explore opportunities to sell West Killeen Market later this year depending on leasing progress and market conditions.

•
Construction of Santal Phase II, a 212-unit garden style, multi-family project located directly adjacent to Santal Phase I in the upscale, highly populated Barton Creek community is advancing on schedule and on budget. Stratus expects the first Phase II units to be available for occupancy in August 2018 and to substantially complete construction by year-end 2018.

William H. Armstrong III, Chairman, President and Chief Executive Officer, stated, “Stratus has reached a new peak of development activity. Today we announced our new Kingwood Place project, our sixth mixed-use development project anchored by HEB. This 54-acre project located in Kingwood, Texas, a thriving master-planned community 20 miles northeast of Houston, will include, in addition to an HEB grocery, upscale shopping, dining, entertainment, and multi-family residences. Kingwood is the second largest master-planned community within the 10-county greater Houston metropolitan area. Adding Kingwood Place to our portfolio of multi-use development projects further expands our geographic footprint in vibrant and growing Texas communities. We look forward to completing these projects and creating value for shareholders.”

New Development Project in Kingwood, Texas
Stratus announced today that it completed a series of financing transactions used to purchase a 54-acre tract of land in Kingwood, Texas, for Kingwood Place, an HEB-anchored mixed-use project. The financing transactions included (1) a private placement of limited partnership interests in Stratus Kingwood Place, L.P., a Texas limited partnership and a subsidiary of Stratus, to a limited number of investors for $10.7 million, representing approximately 70 percent of the projected total required equity, on August 3, 2018 and (2) a $6.8 million land loan with Comerica Bank with a 12-month term and interest of LIBOR plus 4 percent closed on August 6, 2018, in connection with the land purchase. Kingwood Place will include a 103,000-square-foot HEB grocery store, 41,000 square feet of retail space, six retail pads, and an 11-acre parcel planned for approximately 300 multi-family units. Construction financing and building permits are being arranged, and Stratus currently plans to break ground in November 2018 to meet HEB's current projected store opening.
Second-Quarter 2018 Financial Results
Stratus reported a net loss attributable to common stockholders of $0.9 million, $0.11 per share, in both the second quarters of 2018 and 2017.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $2.8 million in second-quarter 2018, compared with $2.1 million in second-quarter 2017. For a reconciliation of net loss attributable to common stockholders to Adjusted EBITDA, see the supplemental schedule on page V, "Adjusted EBITDA," which is available on Stratus' website.

Summary Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In Thousands, Except Per Share Amounts)
Revenues
Real Estate Operations	$6,987	$4,029	$8,189	$6,206
Leasing Operations	2,556	2,032	4,811	4,523
Hotel	9,643	9,847	19,037	20,252
Entertainment	4,451	5,917	9,710	11,862
Eliminations and other	(327)	(396)	(672)	(750)
Total Consolidated Revenue	$23,310	$21,429	$41,075	$42,093

Summary Financial Results (continued)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018		2017	2018		2017
	(In Thousands, Except Per Share Amounts)

Operating income (loss)
Real Estate Operations	$1,363	[a]	$104	$938	[a]	$248
Leasing Operations	487		484	919		(904)
Hotel	1,565		1,602	3,026		3,839
Entertainment	499		1,091	1,234		2,152
Corporate and other	(3,140)		(2,986)	(6,246)		(6,539)
Total Consolidated Operating Income (Loss)	$774		$295	$(129)		$(1,204)

Net loss attributable to common stockholders	$(857)		$(893)	$(2,727)		$(3,563)

Diluted net loss per share	$(0.11)		$(0.11)	$(0.33)		$(0.44)

Adjusted EBITDA	$2,835		$2,054	$3,882		$4,107

Capital expenditures and purchases and development of real estate properties	$22,693		$7,105	$50,681		$13,074

Diluted weighted-average shares of common stock outstanding	8,153		8,127	8,145		8,114
a. Includes $0.4 million of reductions to cost of sales associated with collection of prior-years' assessments of properties in Barton Creek.

The significant increases in revenue and operating income from the Real Estate Operations segment in second-quarter 2018, compared to second-quarter 2017, primarily reflect higher developed property sales.

During second-quarter 2018, Stratus sold three Amarra Drive Phase III lots, two Amarra Villas townhomes and one of the two remaining condominium units at the W Austin Hotel & Residences for a total of $6.9 million.

The increases in revenue from the Leasing Operations segment in second-quarter 2018, compared to second-quarter 2017, primarily reflect leasing activity at West Killeen Market and Santal Phase I.

The slight decreases in revenue and operating income from the Hotel segment in second-quarter 2018, compared to second-quarter 2017, primarily reflect lower room revenues resulting from competition from several newly completed hotels in the downtown Austin area. Revenue per available room (RevPAR), which is calculated by dividing total room revenue by the average number of total rooms available, was $254 in second-quarter 2018, compared with $263 for second-quarter 2017. An increase in competition resulting from the anticipated opening of additional hotel rooms in downtown Austin during the second-half of 2018 is expected to continue to impact Stratus' hotel revenues. Stratus remains positive on the long-term outlook of the W Austin Hotel based on continued population growth and increased tourism in the Austin market.

The decreases in revenue and operating income from the Entertainment segment in second-quarter 2018, compared to second-quarter 2017, primarily reflect a decrease in the number of events hosted and the number of tickets sold at ACL Live. ACL Live hosted 45 events and sold approximately 29 thousand tickets in second-quarter 2018, compared with 60 events and the sale of approximately 51 thousand tickets in second-quarter 2017. Additionally, 3TEN ACL Live, hosted 57 events in second-quarter 2018, compared with 60 events in second-quarter 2017.

Debt and Liquidity
On June 29, 2018, Stratus increased its revolving credit facility by 33 percent to $60.0 million, of which $12.0 million was available as of June 30, 2018. The new maturity date is June 29, 2020.

At June 30, 2018, consolidated debt totaled $265.9 million and consolidated cash totaled $12.7 million, compared with consolidated debt of $221.5 million and consolidated cash of $14.6 million at December 31, 2017.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $50.7 million for the first six months of 2018, primarily for the development of Barton Creek properties, Santal Phase II, Lantana Place and Jones Crossing. This compares with $13.1 million for the first six months of 2017, primarily for the development of Barton Creek properties, Lantana Place and West Killeen Market.

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Conference Call Information
Stratus will conduct an investor conference call to discuss its unaudited second-quarter 2018 financial results today, August 9, 2018, at 11:00 a.m. ET. The public is invited to listen to the conference call by dialing (877) 418-4843 for domestic access and (412) 902-6766 for international access. A replay of the conference call will be available at the conclusion of the call for five days by dialing (877) 344-7529 domestically and (412) 317-0088 internationally. Please use replay ID: 10121895. The replay will be available on Stratus' website at stratusproperties.com until August 14, 2018.
____________________________

CAUTIONARY STATEMENT AND REGULATION G DISCLOSURE. This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding the implementation and potential results of Stratus' active development plan, projections or expectations related to operational and financial performance or liquidity, reimbursements for infrastructure costs, financing and regulatory matters, development plans and sales of properties, including, but not limited to, Amarra Drive lots and townhomes and exploring opportunities to sell West Killeen Market, leasing activities, timeframes for development, construction and completion of Stratus' projects, capital expenditures, possible joint venture or other arrangements, Stratus’ projections with respect to its obligations under the master lease agreements entered into in connection with the sale of The Oaks at Lakeway, and other plans and objectives of management for future operations and activities and future dividend payments. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical fact are intended to identify those assertions as forward-looking statements. Under Stratus’ loan agreement with Comerica Bank, Stratus is not permitted to pay dividends on common stock without Comerica’s prior written consent, which was obtained in connection with the special dividend paid in April 2017. The declaration of dividends is at the discretion of Stratus’ Board of Directors (Board), subject to restrictions under Stratus’ loan agreement with Comerica Bank, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board.
Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to refinance and service its debt and the availability of financing for development projects and other corporate purposes, Stratus' ability to sell properties at prices its Board considers acceptable, a decrease in the demand for real estate in the Austin, Texas area and other select Texas markets where Stratus operates, changes in economic and business conditions, reductions in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, Stratus’ ability to secure qualifying tenants for the space subject to the master lease agreements entered into in connection with the sale of The Oaks at Lakeway and to assign such leases to the purchaser and remove the corresponding property from the master leases, the failure to attract customers for its developments or such customers’ failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of Stratus' assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups with respect to development projects, weather-related risks and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.

This press release also includes Adjusted EBITDA, which is not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes this measure can be helpful to investors in evaluating its business. Adjusted EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. Adjusted EBITDA is intended to be a performance measure that should not be regarded as more meaningful than a GAAP measure. Other companies may calculate Adjusted EBITDA differently. As required by SEC Regulation G, a reconciliation of Stratus' net loss attributable to common stockholders to Adjusted EBITDA is included in the supplemental schedules of this press release.
Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, stratusproperties.com.

# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Real estate operations	$6,979	$4,021	$8,173	$6,185
Leasing operations	2,331	1,811	4,335	4,092
Hotel	9,593	9,765	18,915	20,079
Entertainment	4,407	5,832	9,652	11,737
Total revenues	23,310	21,429	41,075	42,093
Cost of sales:
Real estate operations	5,560	3,868	7,126	5,844
Leasing operations	1,323	973	2,505	2,658
Hotel	7,149	7,436	14,178	14,601
Entertainment	3,436	4,255	7,404	8,632
Depreciation	2,053	1,756	3,995	3,897
Total cost of sales	19,521	18,288	35,208	35,632
General and administrative expenses	3,015	2,846	5,996	6,242
Profit participation in sale of The Oaks at Lakeway	—	—	—	2,538
Gain on sales of assets	—	—	—	(1,115)
Total	22,536	21,134	41,204	43,297
Operating income (loss)	774	295	(129)	(1,204)
Interest expense, net	(1,742)	(1,508)	(3,301)	(3,483)
Gain (loss) on interest rate derivative instruments	80	(4)	258	82
Loss on early extinguishment of debt	—	—	—	(532)
Other income, net	11	13	22	18
Loss before income taxes and equity in unconsolidated affiliates' loss	(877)	(1,204)	(3,150)	(5,119)
Equity in unconsolidated affiliates' loss	(3)	(2)	(6)	(19)
Benefit from income taxes	23	321	429	1,583
Net loss and total comprehensive loss	(857)	(885)	(2,727)	(3,555)
Total comprehensive income attributable to noncontrolling interests in subsidiaries	—	(8)	—	(8)
Net loss and total comprehensive loss attributable to common stockholders	$(857)	$(893)	$(2,727)	$(3,563)

Basic and diluted net loss per share attributable to common stockholders	$(0.11)	$(0.11)	$(0.33)	$(0.44)

Basic and diluted weighted average common shares outstanding	8,153	8,127	8,145	8,114

Dividends declared per share of common stock	$—	$—	$—	$1.00

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 30, 2018		December 31, 2017
ASSETS
Cash and cash equivalents	$12,660		$14,611
Restricted cash	24,637		24,779
Real estate held for sale	19,677		22,612
Real estate under development	140,210		118,484
Land available for development	15,428		14,804
Real estate held for investment, net	210,425		188,390
Deferred tax assets	12,114		11,461
Other assets	13,537		10,852
Total assets	$448,688		$405,993

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$22,195		$22,809
Accrued liabilities, including taxes	7,834		13,429
Debt	265,872		221,470
Deferred gain	10,480		11,320
Other liabilities	10,485		9,575
Total liabilities	316,866		278,603

Commitments and contingencies

Equity:
Stockholders' equity:
Common stock	93		93
Capital in excess of par value of common stock	185,757		185,395
Accumulated deficit	(39,848)		(37,121)
Common stock held in treasury	(21,260)		(21,057)
Total stockholders' equity	124,742		127,310
Noncontrolling interests in subsidiaries	7,080	[a]	80
Total equity	131,822		127,390
Total liabilities and equity	$448,688		$405,993

a. Includes $7.0 million of contributions from investors associated with financing The Saint Mary development project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Six Months Ended
	June 30,
	2018		2017
Cash flow from operating activities:
Net loss	$(2,727)		$(3,555)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,995		3,897
Cost of real estate sold	5,053		3,897
Gain on sale of assets	—		(1,115)
Gain on interest rate derivative contracts	(258)		(82)
Loss on early extinguishment of debt	—		532
Debt issuance cost amortization and stock-based compensation	791		647
Equity in unconsolidated affiliates' loss	6		19
Increase (decrease) in deposits	588		(851)
Deferred income taxes	(653)		(12,607)
Purchases and development of real estate properties	(7,699)		(7,974)
Municipal utility district reimbursement	—		2,172
(Increase) decrease in other assets	(2,297)		910
Decrease in accounts payable, accrued liabilities and other	(5,505)		(895)
Net cash used in operating activities	(8,706)		(15,005)

Cash flow from investing activities:
Capital expenditures	(42,982)		(5,100)
Proceeds from sale of assets	—		117,261
Payments on master lease obligations	(932)		(927)
Other, net	(87)		(48)
Net cash (used in) provided by investing activities	(44,001)		111,186

Cash flow from financing activities:
Borrowings from credit facility	22,336		20,200
Payments on credit facility	(4,225)		(51,775)
Borrowings from project loans	29,948		7,766
Payments on project and term loans	(3,266)		(63,723)
Cash dividend paid	—		(8,127)
Stock-based awards net payments	(203)		(234)
Noncontrolling interests contributions	7,000	[a]	—
Financing costs	(976)		(375)
Net cash provided by (used in) financing activities	50,614		(96,268)
Net decrease in cash, cash equivalents and restricted cash	(2,093)		(87)
Cash, cash equivalents and restricted cash at beginning of year	39,390		25,489
Cash, cash equivalents and restricted cash at end of period	$37,297		$25,402

a. Represents contributions from investors associated with financing The Saint Mary development project.

III

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus currently has four operating segments: Real Estate Operations, Leasing Operations, Hotel and Entertainment.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consists of its properties in Austin, Texas (the Barton Creek community, including Santal Phase II; the Circle C community, including The Saint Mary; the Lantana community, including Lantana Place; and the condominium units at the W Austin Hotel & Residences); in Lakeway, Texas located in the greater Austin area (Lakeway); in College Station, Texas (Jones Crossing); and in Magnolia, Texas, located in the greater Houston area (Magnolia).

The Leasing Operations segment includes the office and retail space at the W Austin Hotel & Residences, a retail building in Barton Creek Village, Santal Phase I and the West Killeen Market in Killeen, Texas, and portions of the Lantana Place and Jones Crossing projects.

The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences in downtown Austin, Texas.

The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences. In addition to hosting concerts and private events, this venue is the home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, including 3TEN ACL Live, which opened in March 2016 on the site of the W Austin Hotel & Residences.
Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus' operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.
Segment information presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Real Estate Operations[a]		Leasing Operations	Hotel	Entertainment	Eliminations and Other[b]	Total
Three Months Ended June 30, 2018:
Revenues:
Unaffiliated customers	$6,979		$2,331	$9,593	$4,407	$—	$23,310
Intersegment	8		225	50	44	(327)	—
Cost of sales, excluding depreciation	5,560	[c]	1,331	7,184	3,560	(167)	17,468
Depreciation	64		738	894	392	(35)	2,053
General and administrative expenses	—		—	—	—	3,015	3,015
Operating income (loss)	$1,363		$487	$1,565	$499	$(3,140)	$774
Capital expenditures and purchases and development of real estate properties	$4,087		$18,486	$97	$23	$—	$22,693
Total assets at June 30, 2018	207,437		95,954	101,487	36,263	7,547	448,688

Three Months Ended June 30, 2017:
Revenues:
Unaffiliated customers	$4,021	$1,811	$9,765	$5,832	$—	$21,429
Intersegment	8	221	82	85	(396)	—
Cost of sales, excluding depreciation	3,868	980	7,456	4,449	(221)	16,532
Depreciation	57	568	789	377	(35)	1,756
General and administrative expenses	—	—	—	—	2,846	2,846
Operating income (loss)	$104	$484	$1,602	$1,091	$(2,986)	$295
Capital expenditures and purchases and development of real estate properties	$4,306	$2,748	$11	$40	$—	$7,105
Total assets at June 30, 2017	160,713	69,629	103,154	37,392	24,566	395,454

IV

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS (continued)

	Real Estate Operations[a]		Leasing Operations	Hotel	Entertainment	Eliminations and Other[b]	Total
Six Months Ended June 30, 2018:
Revenues:
Unaffiliated customers	$8,173		$4,335	$18,915	$9,652	$—	$41,075
Intersegment	16		476	122	58	(672)	—
Cost of sales, excluding depreciation	7,126	[c]	2,521	14,222	7,696	(352)	31,213
Depreciation	125		1,371	1,789	780	(70)	3,995
General and administrative expenses	—		—	—	—	5,996	5,996
Operating income (loss)	$938		$919	$3,026	$1,234	$(6,246)	$(129)
Capital expenditures and purchases and development of real estate properties	$7,699		$42,285	$336	$361	$—	$50,681

Six Months Ended June 30, 2017:
Revenues:
Unaffiliated customers	$6,185	$4,092	$20,079	$11,737	$—	$42,093
Intersegment	21	431	173	125	(750)	—
Cost of sales, excluding depreciation	5,844	2,673	14,645	8,957	(384)	31,735
Depreciation	114	1,331	1,768	753	(69)	3,897
General and administrative expenses	—	—	—	—	6,242	6,242
Profit participation	—	2,538	—	—	—	2,538
Gain on sales of assets	—	(1,115)	—	—	—	(1,115)
Operating income (loss)	$248	$(904)	$3,839	$2,152	$(6,539)	$(1,204)
Capital expenditures and purchases and development of real estate properties	$7,974	$4,779	$258	$63	$—	$13,074

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes consolidated general and administrative expenses and eliminations of intersegment amounts.

c.	Includes $0.4 million of reductions to cost of sales associated with collection of prior-years' assessments of properties in Barton Creek.

RECONCILIATION OF NON-GAAP MEASURE
ADJUSTED EBITDA

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (U.S. generally accepted accounting principles) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies' recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use Adjusted EBITDA, management believes that Stratus' presentation of Adjusted EBITDA affords them greater transparency in assessing its financial performance. This information differs from net income (loss) attributable to common stockholders determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus' net loss attributable to common stockholders to Adjusted EBITDA follows (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net loss attributable to common stockholders	$(857)	$(893)	$(2,727)	$(3,563)
Depreciation	2,053	1,756	3,995	3,897
Interest expense, net	1,742	1,508	3,301	3,483
Benefit from income taxes	(23)	(321)	(429)	(1,583)
Profit participation in sale of The Oaks at Lakeway	—	—	—	2,538
Gain on sales of assets	—	—	—	(1,115)
Gain on interest rate derivative instruments	(80)	4	(258)	(82)
Loss on early extinguishment of debt	—	—	—	532
Adjusted EBITDA	$2,835	$2,054	$3,882	$4,107

V